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                                                                  EXHIBIT 10.22

                           Petroleum Helicopters, Inc.

                                 August 24, 2000

Mr. Lance F. Bospflug
2700 Lovers Lane
Ruston, LA  71270

Dear Lance:

     On behalf of Petroleum Helicopters, Inc. ("PHI"), I am pleased to confirm PHI's offer of employment on the following terms and conditions, subject to formal approval by the Compensation Committee of the Board of Directors and the full Board.

     Your position will be President of PHI, and your employment will commence as soon as practical. You will report to the Chairman of the Board and Chief Executive Officer, Carroll W. Suggs, and the Board of Directors. Your starting annual base salary will be $275,000. In addition, a recommendation will be made to the Board's Compensation Committee that you be awarded upon commencing employment 150,000 non-voting stock options and 20,000 shares of restricted non-voting stock with a four year service vesting period in 25% increments beginning at the end of one year. The options and restricted stock will otherwise be on the same basis as PHI's most recently granted options and restricted stock, except that the forfeiture provisions of 3.2(a) will not be included and 3.2(b)(ii) will be limited to a materiality standard. You will also be eligible to participate in PHI's Stock Incentive Plan, with annual awards, if any are made to executives, commensurate with your position, and to participate in PHI's Annual Incentive Plan ("AIP") which has a potential payout of 60% of your base salary ( 1/2 in cash, 1/2 in restricted stock) based upon objectives developed by you and the CEO and approved by the Compensation Committee.

     As an officer of PHI, you will be covered by the exculpation provisions of its Articles of Incorporation, the indemnification provisions of its Articles and Bylaws and its Directors and Officers Liability insurance policies.

     You will also receive a performance and salary review at the end of each business year.

     As a result of your employment with PHI, you will be eligible to participate in all current and future benefits programs available to PHI executives generally, including PHI's health insurance, dental, 401(k), sick leave, holidays, etc., the PHI Officers Deferred Compensation Plan, and the Supplemental Executive Retirement Plan, but not including life insurance. With respect to life insurance, PHI will reimburse you for up to $10,000 per year for premiums paid by you on your personal life insurance currently in effect, plus an amount necessary to cover income taxes on the reimbursement. You will be immediately eligible for four (4) weeks of noncumulative vacation each year. Club membership for business use, expense reimbursement for membership in professional associations and related continuing professional education, company vehicles for business use, and use of PHI aircraft will be provided to the extent and on the same basis as provided to executives generally, although you should be aware that some of these benefits are not provided at this time.

     Your location of employment will be Lafayette, Louisiana, but periodic travel will be required to all PHI locations and to meet other requirements of our business.

     PHI will pay reasonable closing costs on the sale of your home in Ruston, Louisiana, and the purchase of a new residence in Lafayette, which includes real estate fees and legal fees but excludes any item related to equity of your home, loan origination points, or discount points. Costs associated with house hunting trips and the movement of household to Lafayette and temporary living expenses for up to 60 days or until you secure your new residence in Lafayette will also be paid. In addition, PHI will pay you $20,000 as a non-accountable relocation allowance.

     If during the first two years from your date of employment you are terminated without cause or leave the Company for good reason, you will be entitled to a lump sum payment of one year's annual base salary. Cause means conviction of a crime, conduct materially damaging to PHI, or failure to perform after being called upon to do so by a resolution adopted by the full Board. Good reason means failure by PHI to honor this letter.

     After you have had a chance to review this offer, I would appreciate you indicating acceptance by signing in the space provided below and returning this letter to me as soon as possible, or contacting me with any questions or comments.

                                   Sincerely,


                                   James W. McFarland
                                   Chairman
                                   Compensation Committee


JM/

ACCEPTED:

Signature:                                   Date:
          --------------------------------        --------------
                 Lance F. Bospflug